Exhibit 8.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
Brooge Petroleum and Gas Investment Company FZE	Fujairah Free Zone, United Arab Emirates
BPGIC International	Cayman Islands